Exhibit 99.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to the Employment Agreement of Terry L. Persinger (“Fourth Amendment”) is entered into by and between Terry L. Persinger (“Employee”) and Mannatech, Incorporated (“Employer”) this 20th day of November, 2006, and amends that certain Employment Agreement entered into by and between the Employee and Employer, effective November 1, 1999, and First Amendment effective January 1, 2002, Second Amendment effective June 7, 2004, and Third Amendment effective January 5, 2006.

This Fourth Amendment shall modify the following terms of the Employment Agreement, as follows:

ARTICLE I.

Paragraph 1, second sentence, shall be replaced with the following:

“The term of this Agreement, unless otherwise modified in writing, is for an 18-month period, ending on June 30, 2008.”

ARTICLE V.

Paragraph 1a., first sentence, shall be replaced with the following:

“By continuing to pay his base salary, set forth in Article I., paragraph 2 through June 30, 2008, on the usual and customary pay dates of the Corporation, falling every other week; provided, however, should June 30, 2008 fall between pay periods, the amount due the Employee shall be paid to him on June 30, 2008 as the final amount due under this provision.”

ARTICLE V.

Paragraph 3 shall be replaced with the following:

“3. Future Agreement. Should this Agreement expire in accordance with its terms with the Employee within the employment of the Employer, the parties may renew this Agreement on terms and conditions similar to the other employees of equal title and position within the Employer’s organization.”

In all other things, except the foregoing Amendment, the Agreement shall remain in full force and effect.

EFFECTIVE this 20th day of November, 2006.

MANNATECH, INCORPORATED

/s/ Terry L. Persinger	By:	/s/ Samuel L. Caster, Chairman
Terry L. Persinger,		Samuel L. Caster, Chairman
President and Chief Operating Officer